As filed with the Securities and Exchange Commission on June 28, 2023

Registration Nos. 333-233922

333-238274

333-264375

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8, Registration Statement No. 333-233922

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-238274

Form S-8, Registration Statement No. 333-264375

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BELLUS HEALTH INC.

(Exact name of registrant as specified in its charter)

Canada	Not applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

275 Armand-Frappier Blvd.

Laval, Québec

Canada

H7V 4A7

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (857) 254-5555

Stock Option Plan

(Full titles of plans)

C T Corporation System

1015 15th Street, NW

Suite 1000

Washington, District of Columbia 20005

(202) 572-3111

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Krishna Veeraraghavan

Paul, Weiss, Rifkind Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by BELLUS Health Inc., a corporation existing under the Canada Business Corporations Act (the “Registrant”), to remove from registration all shares of the Registrant’s common stock, no par value per share (the “Shares”), remaining unissued and unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-233922, filed on September 25, 2019, registering 5,524,901 Shares, issuable pursuant to the Stock Option Plan, as amended (the “Plan”), as amended by Post-Effective Amendment No. 1 filed on April 21, 2020 and Post-Effective Amendment No. 2 filed on April 19, 2022;

•	Registration Statement No. 333-238274, filed on May 14, 2020, registering 1,993,681 Shares, issuable pursuant to the Plan, as amended by Post-Effective Amendment No. 1 filed on April 19, 2022; and

•	Registration Statement No. 333-264375, filed on April 19, 2022, registering 3,897,751 Shares, issuable pursuant to the Plan.

On June 28, 2023, pursuant to the terms of that certain Arrangement Agreement, dated as of April 17, 2023, by and among the Registrant, GSK plc, a public limited company formed under the laws of England and Wales (“Parent”) and 1434792 Canada Inc., a corporation existing under the Canada Business Corporations Act and a wholly owned subsidiary of Parent (“Purchaser”), the Purchaser acquired all of the issued and outstanding common shares of the Registrant, which was completed by way of a statutory plan of arrangement under the provisions of the Canada Business Corporations Act (the “Arrangement”).

As a result of the Arrangement, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on June 28, 2023 the Nasdaq Stock Market filed a Form 25 to delist the Registrant’s Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laval, Province of Québec, Canada, on June 28, 2023.

BELLUS HEALTH INC.

By:	/s/ Jeremy Martin
	Name:	Jeremy Martin
	Title:	Director

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.